Exhibit 23.2

18012 Sky Park Circle, Suite 200 Irvine, California 92614 tel 949-852-1600 fax 949-852-1606 www.rjicpas.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Amendment No. 3 to Form F-1 of Versus Systems Inc. (the “Company”) of our report dated April 1, 2022, relating to the consolidated financial statements of the Company and subsidiaries as of December 31, 2021, and for the year ended December 31, 2021, included in the Company’s Annual Report on Form 20-F/A for the year ended December 31, 2021 and to the reference of our Firm under the caption “Expert” on the Registration Statement.

/s/ Ramirez Jimenez International CPAs

Irvine, California

November 30, 2022